Exhibit 10.2

NON-COMPETITION AGREEMENT

This Non-Competition Agreement (“Non-Competition Agreement”), dated as of June 7, 2004, is among Columbia Banking System, Inc., a Washington corporation (“Columbia”), Bank of Astoria, an Oregon state-chartered bank (“Astoria”), and the undersigned, each of whom is a director of Astoria.

RECITALS

A.	Columbia and Astoria have entered into a Plan and Agreement of Merger (the “Merger Agreement”) dated as of the date hereof, pursuant to which Astoria will become a wholly owned subsidiary of Columbia (the “Merger”).

B.	The parties to this Non-Competition Agreement believe that the future success and profitability of Astoria following the Merger (the “Combined Bank”) require that existing directors of Astoria (the “Directors”) not be affiliated in any substantial way with a Competing Business (as defined herein) for a reasonable period of time after closing of the Merger and/or termination of the Director’s status as a director of the Combined Bank.

AGREEMENT

In consideration of Columbia’s and Astoria’s performance under the Merger Agreement, the Directors agree as follows:

1.	Definitions. Capitalized terms not defined in this Non-Competition Agreement have the meaning assigned to those terms in the Agreement. The following definitions also apply to this Non-Competition Agreement:

a.	Competing Business. “Competing Business” means any financial institution or trust company (including without limitation, any start-up or other financial institution or trust company in formation) or holding company thereof that competes or will compete within the Covered Area with the Combined Bank, Columbia or any of their subsidiaries or affiliates.

b.	Covered Area. “Covered Area” means (i) the counties of Clatsop, Tillamook, Columbia and Polk in the State of Oregon, and (ii) the counties of Pacific, Wahkiakum and Cowlitz in the State of Washington.

2.	Effectiveness. This Non-Competition Agreement will take effect at the Effective Time and will continue in effect as specified herein. If the Merger Agreement is terminated for any reason, this Non-Competition Agreement will be null and void and of no effect.

3.	Participation in Competing Business. Except as provided in Section 6 and Section 7, for the longer of (a) three (3) years after the Effective Time or (b) one year following termination of a Director’s service on the Board of Directors of the Combined Bank (such longer period of time being the “Term”), such Director will not become involved with a Competing Business or serve, directly or indirectly, a Competing Business in any manner, including without limitation, (a) as a shareholder, member, partner, director, officer, manager, investor, organizer, founder, employee, consultant, agent, or representative, or (b) the organization and pre-opening phases in the formation of a Competing Business.

4.	No Solicitation. During the Term, the Directors will not, directly or indirectly, solicit or attempt to solicit (a) any employees of the Combined Bank, Columbia, or any of Columbia’s subsidiaries to participate, as an employee or otherwise, in any manner in, a Competing Business, or (b) any customers of the Combined Bank, Columbia, or any of Columbia’s subsidiaries to transfer their business to a Competing Business. Solicitation prohibited under this section includes solicitation by any means, including, without limitation, meetings, letters or other mailings, electronic communications of any kind, and internet communications.

5.	Confidential Information. During and after the Term, the Directors will not disclose any confidential information of the Combined Bank, Columbia or Columbia’s subsidiaries obtained by such person while serving as a director of the Combined Bank except in accordance with a judicial or other governmental order. For purposes of this Non-Competition Agreement “confidential information” does not include (a) information that is generally available to the public other than as a result of a disclosure by the Directors; (b) information that was received by the Directors from another person without any limitations on disclosure, but only if the Directors had no reason to believe that the other person was prohibited from using or disclosing the information by a contractual or fiduciary obligation; or (c) was independently developed by the Directors without using any confidential information of the Combined Bank.

6.	Outside Covered Area. Nothing in this Non-Competition Agreement prevents a Director from becoming involved with, as a shareholder, member, partner, director, officer, manager, investor, organizer, founder, employee, consultant, agent, representative, or otherwise, with a Competing Business that has no operations in the Covered Area.

7.	Passive Interest. Nothing in this Non-Competition Agreement prevents the Directors from owning 5% or less of any class of security of a Competing Business.

8.	Remedies. Any breach of this Non-Competition Agreement by a Director will entitle the Combined Bank, together with its successors and assigns, to injunctive relief and/or specific performance, as well as to any other legal or equitable remedies they may be entitled to.

9.	Governing Law and Enforceability. This Non-Competition Agreement is governed by, and shall be interpreted in accordance with, the laws of the State of Washington, without regard to any applicable conflict of law principles. If any court determines that the restrictions set forth in this Non-Competition Agreement are unenforceable, then the parties request such court to reform these provisions to the maximum restrictions, term, scope or geographical area that such court finds enforceable. Venue of any legal action or proceeding between the parties related to this Agreement shall be in Pierce County, Washington, and the parties each consent to the personal jurisdiction of the courts of the State of Washington and the federal courts located in Washington. Each Director agrees not to claim that Pierce County, Washington is an inconvenient place for trial.

10.	Individual Obligations. The obligations of each of the Directors under this Non-Competition Agreement are intended to be several and not joint.

11.	Counterparts. The parties may execute this Non-Competition Agreement in one or more counterparts, including facsimile counterparts. All the counterparts will be construed together and will constitute one Agreement.

SIGNED as of June 7, 2004:

BANK OF ASTORIA		COLUMBIA BANKING SYSTEM, INC.

By	/s/ Cheri J. Folk	By	/s/ Melanie J. Dressel
	Cheri J. Folk President & Chief Executive Officer		Melanie J. Dressel President & Chief Executive Officer

DIRECTORS:

/s/ William D. Shaw William D. Shaw	/s/ Hugh A. Seppa Hugh A. Seppa

/s/ Barbara J. Canessa Barbara J. Canessa	/s/ George C. Fulton George C. Fulton

/s/ David P. Johnson David P. Johnson	/s/ Larry M. Perkins Larry M. Perkins

/s/ Shawn M. Teevin Shawn M. Teevin	/s/ Daniel A. Van Dusen Daniel A. Van Dusen

/s/ Cheri J. Folk Cheri J. Folk

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